Exhibit 99.1

NEWS RELEASE

For Immediate Release

GUESS?, INC. ANNOUNCES RESIGNATION OF DIRECTOR ALICE T. KANE
AND APPOINTMENT OF DIRECTOR GIANLUCA BOLLA

LOS ANGELES, April 30, 2010 – Guess?, Inc. (NYSE: GES) today announced that Alice T. Kane has resigned as a non-employee director of the Company, effective immediately.  Ms. Kane tendered her resignation because of a potential differing interest between the Company and her current employer that is unrelated to her service as a Board member or her current employment.

“We have, with reluctance and appreciation for her valuable service, accepted Alice’s resignation from the Board,” said Maurice Marciano, Chairman of the Board.  “Alice has been a dedicated Board member and colleague since joining the Board in June 1998.  Her wealth of experience has made her an important asset to the Company and its shareholders.  We will miss her, but we respect her decision to tender her resignation at this time.”

The Company also announced today that its Board has appointed Gianluca Bolla to its Board, keeping the current number of directors at eight and the total number of non-employee directors at five.  Mr. Bolla, who will join the Board as a Class I director, to hold office until 2012, will also serve on the Audit Committee and Nominating and Governance Committee of the Board.

Mr. Bolla brings to the Board a valuable and unique perspective into international growth and management.  From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A., a privately-held Italian food company with global revenues of over 4 billion Euros.  He ultimately served from 2001 until 2007 as chief executive officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues of over 2.5 billion Euros.  Since 2008, he has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market.

“We are delighted that Gianluca has joined our Board,” said Maurice Marciano. “His experience as the chief executive officer of a large global business based in Italy will be a great asset to our Board as we continue our global expansion throughout Europe and beyond.”

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of January 30, 2010, the Company operated 432 retail stores in the United States and Canada and 778 retail stores outside of the United States and Canada, of which 125 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.